EXHIBIT 99

Capitol Federal Financial

NEWS RELEASE

FOR IMMEDIATE RELEASE

September 16, 2002

CAPITOL FEDERAL FINANCIAL
UPDATES FOURTH QUARTER ACTIVITIES

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announced that starting in August 2002, Capitol Federal Savings Bank ("the Bank") began selling loans to Fannie Mae. Loans sold to Fannie Mae are fixed rate loans that are either new loans or recently modified loans. These loans are being sold as part of the Bank's asset and liability management program to reduce its interest rate risk exposure. The sale of loans is expected to be an ongoing part of the operations of the Bank while interest rates are at these historically low levels. The Bank continues to service loans sold to Fannie Mae. The Bank is reinvesting loan sale proceeds in new loan originations, short-term securities or adjustable rate securities with less than three years to the next reset date.

Through September 10, 2002, the Bank has sold loans totaling $91.9 million, with a gain-on-sale of $2.1 million, and added $765,000 of new mortgage servicing rights. The Bank has additional commitments to sell $117.2 million of loans by September 30, 2002.

The Company expects to release on November 6, 2002 its results of operations for the fourth quarter and fiscal year ended September 30, 2002.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.